UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant                                      ☑
Filed by a Party other than the Registrant:    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Swisher Hygiene Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: __________________________________________

(2)	Aggregate number of securities to which transaction applies: _________________________________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:_________________________________________________

(5)	Total fee paid:_____________________________________________________________________________

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:_____________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:_____________________________________________________

(3)	Filing Party: ______________________________________________________________________________

(4)	Date Filed:________________________________________________________________________________

Legal Proceedings

On September 11, 2015, a derivative lawsuit seeking to be certified as a class action was filed against Swisher Hygiene Inc. (“Swisher”), the members of the Swisher board of directors, individually, and Ecolab Inc. (“Ecolab”) in connection with the proposed sale of all of the assets primarily used in Swisher’s chemical service, wholesale and hygiene businesses (in each case outside of Canada) to Ecolab pursuant to the Purchase Agreement by and between Swisher and Ecolab dated August 12, 2015 (the “Purchase Agreement”). We refer to the transaction contemplated by the Purchase Agreement as the “Sale Transaction.” A summary of the lawsuit is below. Swisher believes the claims alleged by the plaintiff are without merit and it intends to vigorously defend against them.

On September 11, 2015, a derivative lawsuit seeking to be certified as a class was filed in the General Court of Justice, Superior Court Division, Mecklenburg County, North Carolina (the “Court”) by Malka Raul, derivatively on behalf of Swisher, and individually and on behalf of all others similarly situated, against Swisher, the members of the Swisher board of directors, individually, and Ecolab.  The plaintiff has alleged that (i) the sale of Swisher to Ecolab contemplated by the Purchase Agreement is unfair and inequitable to the Swisher stockholders and constitutes a breach of the fiduciary duties of the directors in the sale of Swisher, (ii) defendants have exacerbated their breaches of fiduciary duty by agreeing to lock up the Sale Transaction with deal protection devices that preclude other bidders from making a successful competing offer for Swisher, and preclude stockholders from voting against the Sale Transaction, (iii) the Sale Transaction will divest the Swisher stockholders of their ownership interest in Swisher for inadequate consideration; (iv) each of the defendants violated and continues to violate applicable law by directly breaching and/or aiding and abetting the defendants’ breaches of fiduciary duties of loyalty, due care, independence, good faith and fair dealings, (v) the Sale Transaction is the product of a flawed process that was designed to sell Swisher to Ecolab on terms detrimental to plaintiff and the other Swisher stockholders, (vi) the proxy statement fails to provide Swisher stockholders with material information and/or provides them with materially misleading information and (vii) the proxy statement fails to provide Swisher stockholders with all material information concerning the financial analysis of Cassel Salpeter & Co., LLC.  The causes of action set forth in the complaint are (i) a claim for breach of fiduciary duty against the individual defendants, (ii) a claim for aiding and abetting breaches of fiduciary duty against Ecolab, (iii) a derivative claim for breach of fiduciary duties against the individual defendants, and (iv) a derivative claim for unjust enrichment against the individual defendants.  The plaintiff primarily seeks to (i) enjoin defendants from consummating the Sale Transaction unless and until the individual defendants adopt and implement a fair procedure or process to sell Swisher, (ii) direct the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Swisher and its stockholders and (iii) rescinding, to the extent already implemented, the Purchase Agreement or any of the terms thereof.  The plaintiff also seeks costs and disbursements, including reasonable attorneys’ and experts fees, and such other equitable and/or injunctive relief as the Court may deem just and proper.  This summary is qualified by reference to the full text of the complaint as filed with the Court (Malka Raul v. Swisher Hygiene Inc. et al., Case No. 15-CVS-16703 (Superior Court, Mecklenburg County, North Carolina)).

Additional Information and Where to Find It

In connection with the proposed Sale Transaction, Swisher filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) and mailed the definitive proxy statement to its stockholders on or about September 10, 2015. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT SWISHER AND THE SALE TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Swisher with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and such other documents also are available for free on Swisher’s website at www.swsh.com under the Investors page or by directing a written request to Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210 Attention: Investor Relations.